Exhibit 10.8

RETIREMENT SAVINGS
RESTORATION
PLAN

Originally Adopted - January 1, 2007
Last Amended May 15, 2014
Effective May 15, 2014

E. I. du Pont de Nemours and Company

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RETIREMENT SAVINGS RESTORATION PLAN

I.	PURPOSE
The purpose of this Plan is to provide an eligible employee with the opportunity to defer, until termination of employment, receipt of salary that, because of compensation limits imposed by law, is ineligible to be considered in calculating benefits within the Company's tax-qualified defined contribution plan(s) and thereby recover benefits lost because of that restriction.

II.	ADMINISTRATION
The administration of this Plan is vested in the Benefit Plan Administrative Committee appointed by the Senior Vice President - HR of E. I. du Pont de Nemours and Company. The Committee may adopt such rules as it may deem necessary for the proper administration of the Plan, and may appoint such person(s) or group(s) as may be judged necessary to assist in the administration of the Plan. The Committee's decision in all matters involving the interpretation and application of this Plan shall be final. The Committee shall have the discretionary right to determine eligibility for benefits hereunder and to construe the terms and conditions of this Plan. In all cases, terms of this Plan shall be interpreted as necessary to comply with the requirements of Section 409A of the Internal Revenue Code and accompanying regulations.

III.	ELIGIBILITY
An employee of the Company who is eligible to participate in the E. I. du Pont de Nemours and Company Retirement Savings Plan and who is Grade 13 or above (or equivalent level for a participating subsidiary), or an employee of a Company who is eligible to participate in the tax-qualified 401(k) plan sponsored by the Company and who is eligible as listed on Exhibit A, shall be eligible to participate in this Plan (hereinafter “Participant”).
For purposes of this Plan, the term "Company" means E.I. du Pont de Nemours and Company, any wholly-owned subsidiary or part thereof and any joint venture, partnership, or

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other entity in which E.I. du Pont de Nemours and Company has an ownership interest, provided that such entity (1) adopts this Plan with the approval of E.I. du Pont de Nemours and Company and (2) agrees to make the necessary financial commitment in respect of any of its employees who become Participants in this Plan.

IV.	PARTICIPANTS' ACCOUNTS
(A)    Participant Contributions. A Participant may elect to defer receipt of a percentage of compensation in excess of the amount prescribed in Internal Revenue Code Section 401(a)(17), and have the dollar equivalent of the deferral percentage credited to a Participant Account under this Plan. The deferral percentage elected under this Plan shall not exceed 6%. Except as provided below, such deferral election will be made prior to the beginning of each calendar year and will be irrevocable for that calendar year.
For purposes of a Participant's first year of participation in this Plan, the compensation deferral election must be made within 30 days of the date the employee becomes eligible to participate in the Plan, and no later than 30 days prior to the first day of the month for which compensation is deferred and will be irrevocable for the remainder of that calendar year.
(B)Company Matching Contributions. To the extent that a Participant makes a deferral election under the terms of subparagraph (A) above, the Company will credit to that Participant's Account in this Plan an amount equivalent to 100% of the Participant Contribution.
(C)Company Non-elective Contributions. For each employee eligible to participate in this Plan, whether or not he or she makes a deferral election under the terms of subparagraph (A) above, the Company will credit to that Participant’s Account in this Plan an amount equal to 3% of the employee’s compensation in excess of the amount prescribed in Internal Revenue Code Section 401(a)(17).
(D)Earnings Equivalents. Credits for Participant Contributions and Company Matching and Non-elective Contributions shall be treated as having been invested in one or more of the investment options available for the ongoing deposit of new employee contributions in the Retirement Savings Plan. Additional credit (or debit) amounts will be posted to the Participant's Account in this Plan based on the performance of those investment options.
The Participant shall have the right to:

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(1)
designate which of the available investment options are to be used in valuing his/her Account under this Plan, subject to the rules governing investment direction in the Retirement Savings Plan; and/or

(2)
change the designated investment options used in valuing his/her Account under this Plan, subject to the rules governing investment direction and/or transfers among funds in the Retirement Savings Plan.

(E)Credits to Accounts. Participant Contributions, Company Matching and Non-elective Contributions and Earnings Equivalents shall be credited (or debited) to the Participant's Account under this Plan as unfunded book entries stated as cash balances, and will not be payable to Participants until such time as employment with the Company terminates. The cash balances in Participant Accounts shall be unfunded general obligations of the Company, and no Participant shall have any claim to or security interest in any asset of the Company on account thereof.

(F)Definition of Compensation. Compensation for purposes of this Plan shall mean “compensation” as defined in the tax-qualified plan in which the Participant participates.

V.	VESTING

Participant Contributions and Company Matching and Earnings Equivalents attributable thereto shall be vested at the time such amounts are credited to the Participant's Account. Company Non-elective Contributions and Earnings Equivalents thereto shall be vested after the employee completes 3 years of service, as defined in the tax qualified plan in which the participant participates, or, if earlier, upon the occurrence of a Change in Control (as defined in the Company’s Equity and Incentive Plan, a “Change in Control”).

VI.	PAYMENT OF BENEFITS
Amounts payable under this Plan shall be distributed in one of the following forms and at a time as elected by the Participant:
(1) a lump sum at termination of employment, or in any year up to five years after

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termination of employment; or
(2) annual installments for up to 15 years, beginning in the year of termination of employment or in nay of the first five years following termination of employment.
If the Participant does not make a valid election as to form and time of distribution, or upon the Participant’s death, amounts payable shall be delivered in a cash lump sum as soon as practical after termination of employment or death. Any such election shall be made by the Participant at the time the deferral election is made. Notwithstanding any provision of this Plan to the contrary, amounts payable to an officer of the Company shall be paid no sooner than the sixth month anniversary of the employee’s termination date. All payments under this Plan shall be made by, and all expenses of administering this Plan shall be borne by, the Company.
Benefits payable due to a Participant’s death shall be paid to the beneficiary designated on the most recent valid beneficiary designation form received by the Committee, or, if no valid beneficiary designation is on file or the beneficiary cannot be determined by the Committee, to the Participant’s estate.

VII.	NON-ASSIGNMENT
No assignment or alienation of the rights and interests of participants, beneficiaries and survivors under this Plan will be permitted or recognized under any circumstances. Plan benefits can be paid only to participants, beneficiaries or survivors.

VIII.	RIGHT TO MODIFY
E. I. du Pont de Nemours and Company reserves the right to change or discontinue this Plan in its discretion by action of the Compensation Committee of the Board of Directors, or its delegate; provided, however, that following the Change in Control no such amendment or termination may adversely affect the deferrals made under the Plan prior to the termination or adoption of the amendment (including, without limitation, any terms, conditions or distribution alternatives applicable to such deferrals). In addition, notwithstanding anything to the contrary above, for a period of two years following a Change in Control, the Company shall not terminate the Plan in whole or in part or make any amendment to the Plan which in any way adversely affects or limits the terms

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and conditions of benefits as available pursuant to the Plan immediately prior to the Change in Control.

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Retirement Savings Restoration Plan
Exhibit A
Participating Employers (Effective January 1, 2014)

E. I. du Pont de Nemours and Company - Level 13 and above

DuPont Performance Elastomers, L.L.C.
EKC Technology, Inc.            Effective January 1, 2009
First Chemical Corporation            Effective January 1, 2009

First Chemicals Texas, LP	Effective January 1, 2009

DuPont Electronic Polymers, LP	Effective January 1, 2009

DuPont Authentication, Inc.	Effective January 1, 2009

DuPont Displays, Inc.	Effective January 1, 2009

DuPont Display Enhancements, Inc.	Effective January 1, 2009

Pioneer Hi-Bred International, LLC	- Level 19 and above
(effective June 30, 2011 for compensation paid beginning in 2012)

Danisco US Inc.	Effective January 1, 2013
Danisco USA Inc.                Effective January 1, 2013
Finnsugar Bioproducts, Inc.            Effective January 1, 2013
Genencor International Wisconsin Inc.    Effective January 1, 2013
Agtech Products Inc.                Effective January 1, 2013

Solae LLC                    Effective January 1, 2013

Farms Technology, LLC            Effective January 1, 2014
Doebler’s Pennsylvania Hybrids, Inc.    Effective January 1, 2014
Terral Seed, Inc.                Effective January 1, 2014
Hoegemeyer Hybrids, Inc.            Effective January 1, 2014
AgVenture, Inc.                Effective January 1, 2014
NuTech Seed, LLC                 Effective January 1, 2014
Seed Consultants, Inc.             Effective January 1, 2014